                                                             EXHIBIT (a)(5)(DDD)






            UNITED STATES DISTRICT COURT
            EASTERN DISTRICT OF MICHIGAN
 ----------------------------------------------------x
                                                     :
 SIMON PROPERTY GROUP, INC.,
 SIMON PROPERTY ACQUISITIONS, INC.,                  :
 AND RANDALL J. SMITH,
                                     Plaintiffs,     :

                           - against -               :

 TAUBMAN CENTERS, INC., A. ALFRED TAUBMAN,           :
 ROBERT S. TAUBMAN, LISA A. PAYNE, GRAHAM T. ALLISON,
 PETER KARMANOS, JR., WILLIAM S. TAUBMAN,            :
 ALLAN J. BLOOSTEIN, JEROME A. CHAZEN, AND
 S. PARKER GILBERT.                                  : CIVIL ACTION NO. 02-74799
                                     Defendants.
                                                     : JUDGE VICTORIA A. ROBERTS

                                                     :

                                                     :
 ----------------------------------------------------x

                         MEMORANDUM OF LAW IN SUPPORT OF
                   SPG PLAINTIFFS' EMERGENCY MOTION TO MODIFY
                         THE COURT'S MAY 20, 2003 ORDER


                                             Carl H. von Ende (P21867)
                                             Todd A. Holleman (P57699)
                                             MILLER, CANFIELD, PADDOCK &
                                                STONE, P.L.C.
                                             150 West Jefferson, Suite 2500
                                             Detroit, Michigan  48226-4415
                                             Telephone:  (313) 963-6420
                                             Facsimile:  (313) 496-7500

                                             WILLKIE FARR & GALLAGHER
                                             787 Seventh Avenue
                                             New York, New York  10019
                                             Telephone:  (212) 728-8000
                                             Facsimile:  (212) 728-8111

                                TABLE OF CONTENTS

TABLE OF AUTHORITIES..........................................................ii

STATEMENT OF THE ISSUE PRESENTED.............................................iii

CONTROLLING OR MOST APPROPRIATE AUTHORITIES...................................iv

PRELIMINARY STATEMENT..........................................................1

ARGUMENT.......................................................................3

   A.  THIS COURT SHOULD MODIFY THE MAY 20 ORDER
       PENDING APPEAL..........................................................3

       1.  The Court's May 20 Order............................................3

       2.  Defendants' Scheme to Frustrate the SPG/Westfield Tender
           Offer, Nullify the Court's May 8 Decision and Render the
           Appeal Meaningless..................................................3

   B.  The Court Should Allow the SPG Plaintiffs to Call a Shareholder
       Vote To Amend the Excess Share Provision................................6

CONCLUSION.....................................................................9

                              TABLE OF AUTHORITIES

CASES

IN RE HOLLY FARMS CORP. SHAREHOLDERS LITIGATION, Civ. A. No. 10350,
1989 WL 25810 (Del. Ch. Mar. 22, 1989).........................................7

NERKEN v. SOLAREX CORP., No. 6788, 1982 WL 8785 (Del. Ch. Apr. 30, 1982).......7

PLANT INDUSTRIAL INC. v. BERGMAN, 490 F. Supp. 265 (S.D.N.Y. 1980).............7

UNION PACIFIC CORP. v. SANTA FE PACIFIC CORP., Civ. A. Nos. 13778, 13587,
1994 WL 586924 (Del. Ch. Oct. 18, 1994)........................................7

COURT RULES

Fed. R. Civ. P. 62(c)....................................................3, 6, 8

                        STATEMENT OF THE ISSUE PRESENTED

      1. Whether defendants' violation of this Court's May 20, 2003 Order (the "Order") which prohibited defendants from engaging "in any activity to impede Simon's tender offer," compels the Court to modify the Order to allow SPG to call a special meeting of shareholders where the shareholders of Taubman Centers, Inc. (the "Company" or "TCO") will be permitted to vote on whether to amend the Excess Share Provision in the Company's Articles of Incorporation?

      The SPG Plaintiffs say: "Yes."

                   CONTROLLING OR MOST APPROPRIATE AUTHORITIES


Fed. R. Civ. P. 62(c)

                              PRELIMINARY STATEMENT

      On May 8, 2003, the Court entered a preliminary injunction prohibiting the Taubman family and its associates and friends from voting their shares until a disinterested majority of the Company's shareholders had conferred voting rights on those shares. On May 20, 2003, this Court suspended the preliminary injunction on the proviso that, pending the appeal to the United States Court of Appeals for the Sixth Circuit, defendants "shall refrain from engaging in any activity to impede Simon's tender offer." (Order at 10.)

      At the same time that defendants' counsel were making representations to the Court regarding maintaining the STATUS QUO pending appeal, it appears that defendants were engaged in "activity to impede Simon's tender offer." Specifically, defendants are, and have been, blatantly fomenting support for legislation in the Michigan legislature for a bill that would overturn this Court's May 8, 2003 decision ("May 8 Decision"), moot the appeal in the Sixth Circuit, and render the SPG/Westfield tender offer virtually impossible to consummate. One can hardly imagine conduct that constitutes a greater impediment to the SPG/Westfield tender offer.(1) The legislation being sponsored by the defendants may be enacted imminently (it is scheduled to be reviewed by the House Commerce Committee as early as next week). Accordingly, in order to ensure that the Company's public shareholders are not forever foreclosed from voting on


----------
(1) It is also ironic that the proposed legislation, which is plainly contrary to the interests of TCO's public shareholders and is designed to assist the Taubman family, is being promoted by the so-called "independent directors' advisor," Mr. Moscow. (SEE May 8 Decision at 10 n.15.) Mr. Moscow's Honigman Miller law firm distributed the attached "Supporting Memorandum" (Exhibit B) at the end of last week and he presumably was involved in drafting it as well as the bill itself.

whether they wish to accept the SPG/Westfield tender offer -- and permanently lose the benefit of the Court's May 8, 2003 decision in which the Court vindicated shareholder voting rights -- plaintiffs respectfully request that the Court should (1) continue its injunction against the defendants from voting the 33.6% block of shares and from enforcing the December 20, 2002 bylaw amendment, and (2) modify the Order for the limited purpose of allowing the Company's shareholders to vote on whether to amend the Excess Share Provision at a special meeting of the Company's shareholders. The remaining restrictions in the Order would remain in effect and SPG would not "take down" the shares or effectuate the merger until after the Sixth Circuit rules.

      SPG Plaintiffs' proposed limited modification of the Order will not irreparably injure defendants, will preserve the May 8 Decision for appellate review, and will maintain the STATUS QUO pending the appeal. By contrast, failure to grant the limited relief requested threatens to work substantial injury on SPG Plaintiffs and the Company's shareholders, whose voting rights may be legislated out of existence by the Taubmans and their political supporters BEFORE the Sixth Circuit has an opportunity to resolve the appeal. The public interest, too, is served by allowing corporate democracy to run its course BEFORE shareholder voting rights vindicated by this Court's May 8 Decision are nullified. In short, SPG Plaintiffs' proposed modification of the Order is the only practical way to maintain the STATUS QUO pending appeal because SPG will not "take down" the shares or effectuate the merger, but the public shareholders of the Company -- who own 99% of the Company -- will have an opportunity to exercise their vote under the existing state of Michigan law before their voting rights are undermined by the defendants' legislative maneuvering.

                                    ARGUMENT

A.    THIS COURT SHOULD MODIFY THE MAY 20 ORDER PENDING APPEAL

      1.    THE COURT'S MAY 20 ORDER

      This Court has the power to modify the Order. Federal Rule of Civil Procedure 62(c) grants this Court discretion to suspend, modify, RESTORE, or grant an injunction during the pendency of the appeal. Fed. R. Civ. P. 62(c).

      On May 20, 2003 this Court granted, pursuant to Fed. R. Civ. P. 62(c), defendants' motion to suspend the preliminary injunction pending appeal to the Sixth Circuit. The Court explicitly provided (based upon representations and offers by defendants' counsel) that defendants "refrain from engaging in ANY ACTIVITY to impede Simon's tender offer, INCLUDING, BUT NOT LIMITED TO" certain specified actions. (Order at 10) (emphasis added). The Court found that "it is in the public interest to preclude efforts TO EITHER ADVANCE OR IMPEDE SPG's takeover bid until legal issues . . . are resolved by the Sixth Circuit." (Order at 9) (emphasis added).

      2. DEFENDANTS' SCHEME TO FRUSTRATE THE SPG/WESTFIELD TENDER OFFER, NULLIFY THE COURT'S MAY 8 DECISION AND RENDER THE APPEAL MEANINGLESS

      Despite the explicit mandate from this Court to maintain the STATUS QUO, Defendants have, and are, embarked on a plan to preempt an unfavorable ruling by the Sixth Circuit and overturn this Court's decision by extra-judicial means and effectively kill the SPG/Westfield tender offer. Defendants have caused a bill to be introduced in the Michigan legislature, House Bill 4764, designed pointedly and explicitly to overrule the May 8 Decision and render the pending appeal in the Sixth Circuit completely meaningless.

      Among other things, the Taubman legislation would amend the Michigan Control Share Acquisitions Act as follows:


      o to provide that "THE FORMATION OF A GROUP, before or after the date of the amendatory act . . . DOES NOT CONSTITUTE A CONTROL SHARE ACQUISITION of shares of an issuing public corporation held by members of the group." (Sec. 791(6)) (emphasis added). This, of course, would eviscerate the Court's ruling that the Control Share Act is triggered "when a group forms for the purpose of directing the exercise of voting power." (May 8 Decision at 42); and

      o to provide that voting rights for control shares acquired in a control share acquisition could be restored by a vote of a majority of disinterested shareholder OR BY THE "DIRECTORS OF THE ISSUING PUBLIC CORPORATION." (Sec. 798(1)) (emphasis added). Thus, for example, the Court's order that the Taubman family's 33.6% controlling block of shares "may not be voted without disinterested shareholder approval in accordance with the Control Share Act" (May 8 Decision at 48) would be nullified since the defendants themselves (the Company's current directors) could simply decide to give the Taubmans those voting rights even without shareholder approval.

      These amendments are directed specifically at this Court's May 8 ruling and the shareholder rights it secured.

      In an even more fundamental change to existing Michigan law, the proposed bill would also eliminate the ability of shareholders of Michigan public corporations to propose and adopt amendments to the company's articles of incorporation. SEE Sec. 611(3) ("the amendment to the articles of incorporation must be proposed to the shareholders BY THE BOARD OF DIRECTORS") (emphasis added). In other words, SPG's attempt to call a special meeting of shareholders to consider an amendment of the articles to eliminate the Excess Share Provision -- the whole point of this litigation these past several months -- would be completely thwarted under the new law.

TCO would indeed be rendered virtually takeover-proof, even if the Taubman group members cannot vote their 33.6% position.(2) (A copy of House Bill 4764 is annexed as Exhibit A.)

      There is no doubt that defendants are behind House Bill 4764. For example, a memorandum supporting and explaining the legislation was prepared and distributed by one of defendants' counsel in this action, the Honigman Miller firm. (The Honigman Miller memorandum is attached as Exhibit B.) A copy of an article appearing in yesterday's New York Times (May 28, 2003) describing the defendants' efforts is also attached as Exhibit C. As reported, "Taubman Centers played a role in lobbying for and drafting the bill." Bill Huizenga (R-Zeeland) "met with Robert Taubman, and Taubman Centers' lawyers drafted a memorandum intended to provide supporting arguments for the legislation . . . . In an interview with the Detroit Free Press, Mr. Huizenga suggested that the bill was being introduced, in part, to overrule the court's decision and to benefit Taubman Centers. `I want to make sure it doesn't happen in the future, and if it also helps them, I'm O.K. with that, too,' he said, according to the newspaper." (SEE Exhibit C.)

      Finally, it appears that the Taubman legislation is on a fast track and may be enacted imminently. Thus, the legislation could be rammed through the Michigan legislature and have immediate effect, while Taubman's public shareholders are, by virtue of the Order, stayed from holding a meeting, thereby irrevocably impeding those shareholders' voting rights

----------
(2) The legislation also provides that directors on a classified board, such as TCO's, may only be removed for cause. Currently, the TCO board may be removed without cause by a vote of two-thirds of the shareholders.

and killing the Simon/Westfield offer. Plainly, that was not the intention and understanding of this Court when it issued the Order and ordered that the STATUS QUO be maintained pending appeal to the Sixth Circuit. Nor should defendants be allowed to use Rule 62(c) as a shield for actions that will render the appeal meaningless. Indeed, the purpose of Rule 62(c ) is precisely the opposite -- to preserve the STATUS QUO pending appeal. It is simply unfair for defendants to be able to take steps that will moot the appeal, and completely frustrate the SPG/Westfield offer, while requiring SPG alone to abide by the STATUS QUO.

      Defendants' current and ongoing efforts to overturn the Court's decision are also plainly contrary to the representations and understandings that underlay the Order. No mention was made by defendants' counsel during conference calls with the Court prior to the issuance of the Order about defendants' plan to seek legislative nullification of the Court's preliminary injunction ruling. It now appears clear that defendants' legislative efforts were ongoing at the time defendants sought a stay and were renewed immediately after they were ordered to do nothing to "impede" the tender offer.

      B. THE COURT SHOULD ALLOW THE SPG PLAINTIFFS TO CALL A SHAREHOLDER VOTE TO AMEND THE EXCESS SHARE PROVISION

      In light of defendants' maneuverings that are designed to undermine this Court's efforts to vindicate shareholder voting rights -- in blatant violation of the Court's Order -- SPG Plaintiffs suggest that the Court should modify the Order. Given the potentially preclusive effect of the Taubman legislation, a fair and appropriate response would be for the Court to allow SPG to hold a shareholder vote to amend the Excess Share Provision and, if the vote is successful, allow SPG to "take down" the shares, but not "effectuate" the merger. However, SPG Plaintiffs are willing to accept the more modest relief that they be allowed to proceed with calling and holding a shareholder vote on amending of the Excess Share Provision in accordance with the bylaws as they existed on December 20, 2002, prior to the invalid amendment. SPG will not, consistent with its prior representations to the Court, "take down" any tendered shares or effectuate any merger until the Sixth Circuit resolves the appeal. This will allow SPG to call a special meeting, and permit Taubman shareholders -- who own 99% of the Company -- to exercise the shareholder franchise to vote on whether to amend the Excess Share Provision in TCO's articles. Under this proposed modification, defendants would remain subject to the restraints imposed on them by the Order.

      Such a limited modification of the Order -- to allow a shareholder vote -- will work no irreparable injury on the defendants. As the Court has already indicated (Order at 7-8), a shareholder vote is not an irreversible act because the results of a shareholder vote can always be changed later if the Sixth Circuit reverses this Court's May 8 Order. SEE ALSO UNION PACIFIC CORP. V. SANTA FE PACIFIC CORP., Civ. A. Nos. 13778, 13587, 1994 WL 586924 at *1 (Del. Ch. Oct.
18, 1994) (refusing to enjoin shareholders from voting because "if a shareholder vote were taken and shareholders rejected [merger], no judicial action would be needed . . . [a]ssuming (arguendo) that the vote was tainted . . . then the shareholders' vote could be judicially nullified after the meeting. Any judicially nullified shareholder approval could not have the legal effect of
`vesting' irremediable rights . . . ."); IN RE HOLLY FARMS CORP. SHAREHOLDERS
LITIG., Civ. A. No. 10350, 1989 WL 25810 at *11 (Del. Ch. Mar. 22, 1989) ("I
will enjoin completion of the merger
if it be approved, but will not enjoin holding of the vote."); PLANT INDUS. INC.
V. BERGMAN, 490 F. Supp. 265, 271 (S.D.N.Y. 1980) (lack of irreparable injury where election can be voided after the fact); NERKEN V. SOLAREX CORP., No. 6788, 1982 WL 8785 at *2 (Del. Ch. Apr. 30, 1982) ("[T]here is considerable reluctance on the part of this Court to enjoin an actual meeting of shareholders itself as opposed to enjoining the consummation of some action taken at such a meeting in the event that it receives the necessary vote.")

      Indeed, given the prospect of imminent and potentially preclusive legislation introduced and sponsored by defendants, absence of a limited modification to the Order will not maintain the STATUS QUO as the Court originally intended in the Order, and threatens to work substantial and irreparable injury on the SPG Plaintiffs, the Company's public shareholders, and the SPG/Westfield tender offer. Defendants' conduct to impede the SPG/Westfield tender offer -- and alter the STATUS QUO -- has clearly tipped the balance of harms in SPG Plaintiffs' favor. (Compare Order at 7-8.) A limited modification of the Order to allow a shareholder vote -- prior to enactment of the legislation (which may well have immediate effect) -- is clearly reasonable and appropriate. Thus, shareholders should be allowed, as promptly as possible, to vote on amending the Excess Share Provision (and, if defendants so propose, to confer voting rights on the 33.6% block of shares that are the subject of the injunction) BEFORE the Taubman legislation is enacted and shareholder voting rights are irreversibly vitiated. The public interest, too, is served by allowing corporate democracy to run its course BEFORE defendants succeed in legislating those shareholder voting rights out of existence. (Compare Order at 9.) Put simply, modification of the Order in the form sought by SPG Plaintiffs will preserve the May 8 Decision for appellate review, which was the intention of the Court when it issued the Order and is consistent with the purpose of Fed. R. Civ. P. 62(c).


                                   CONCLUSION

      For all the foregoing reasons, plaintiffs respectfully request that the Court should (1) continue its injunction against the defendants from voting the 33.6% block of shares and from enforcing the December 20, 2002 bylaw amendment, and (2) modify the Order for the limited purpose of allowing the Company's shareholders to vote on whether to amend the Excess Share Provision at a special meeting of the Company's shareholders.

Dated:   May 29, 2003
                                           MILLER, CANFIELD, PADDOCK &
                                              STONE, P.L.C.

                                           By: /s/ Carl H. von Ende
                                              ----------------------------------
                                                    Carl H. von Ende (P21867)
                                                    Todd A. Holleman (P57699)
                                           150 West Jefferson, Suite 2500
                                           Detroit, Michigan  48226-4415
                                           Telephone:  (313) 963-6420
                                           Facsimile:  (313) 496-7500

                                           WILLKIE FARR & GALLAGHER
                                           787 Seventh Avenue
                                           New York, New York  10019
                                           Telephone:  (212) 728-8000
                                           Facsimile:  (212) 728-8111

                                           Attorneys for SPG Plaintiffs

                                                                       EXHIBIT A

[Bracketed text is representative of deleted redline material and capitalized text is representative of newly inserted redline material]





                              HOUSE BILL No. 4764

May 27, 2003, Introduced by Reps. Huizenga, Taub, Garfield, Amos, Tobocman, Wenke, Howell, Sheen, Brandenburg, Palmer, Hummel, Vander Veen, Ruth Johnson, Kooiman and Emmons and referred to the Committee on Commerce.

      A bill to amend 1972 PA 284, entitled
"Business corporation act,"
by amending sections 511, 611, 791, and 798 (MCL 450.1511, 450.1611, 450.1791,
and 450.1798), section 511 as amended by 1989 PA 121, section 611 as amended by 1997 PA 118, section 791 as amended by 1993 PA 91, and section 798 as added by 1988 PA 58.

                   THE PEOPLE OF THE STATE OF MICHIGAN ENACT:

      Sec. 511. (1) The shareholders may remove 1 or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause AND EXCEPT THAT, FOR A CORPORATION WHOSE BOARD IS DIVIDED INTO CLASSES UNDER SECTION 506(1), SHAREHOLDERS MAY REMOVE DIRECTORS ONLY FOR CAUSE UNLESS THE ARTICLES OF INCORPORATION ALLOW REMOVAL WITHOUT CAUSE. The vote [for removal shall be by] OF a majority of shares entitled to vote at an election of directors IS REQUIRED FOR REMOVAL except that the articles may require a higher vote for removal without cause. This section [shall] DOES not invalidate any bylaw adopted before [the effective date of the act which added this sentence] OCTOBER 1, 1989 insofar as the bylaw applies to removal without cause.

      (2) In the case of a corporation [having] THAT HAS cumulative voting, if less than the entire board is to be removed, [no 1 of the directors may be removed] THE SHAREHOLDERS MAY NOT REMOVE A DIRECTOR if the votes cast against his or her removal [would be] ARE sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

      (3) If holders of a class or series of stock or of bonds are entitled by the articles to elect 1 or more directors, this section applies, with respect to removal of a director [so] elected BY THOSE HOLDERS, to the vote of the holders of the outstanding shares of that class or series of stock or the holders of those bonds.

      Sec. 611. (1) Before the first meeting of the board, the incorporators may amend the articles of incorporation by complying with [subsection (1) of] section [631] 631(1).

      (2) Unless the articles of incorporation provide otherwise, the board may adopt 1 or more of the following amendments to the corporation's articles of incorporation without shareholder action:

      (a) Extend the duration of the corporation if it was incorporated at a time when limited duration was required by law.

      (b) Delete the names and addresses of the initial directors.

      (c) Delete the name and address of the initial resident agent or registered office, if a statement of change is on file with the administrator.

      (d) Change each issued and unissued authorized share of an outstanding class into a greater number of whole shares if the corporation has only shares of that class outstanding.

      (e) Change the corporate name by substituting the word "corporation", "incorporated", "company", "limited", or the abbreviation "corp.", "inc.", "co.", or "ltd.", for a similar word or abbreviation in the corporate name, or by adding, deleting, or changing a geographical attribution for the corporate name.

      (f) Any other change expressly permitted by this act to be made without shareholder action.

      (3) Other amendments of the articles of incorporation, except as otherwise provided in this act, shall be [approved] ADOPTED by the shareholders as provided in this section. IF THE CORPORATION HAS SECURITIES REGISTERED UNDER
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, CHAPTER 404, 48 STAT. 892, 15 U.S.C. 78l, THE AMENDMENT TO THE ARTICLES OF INCORPORATION MUST BE PROPOSED TO THE SHAREHOLDERS BY THE BOARD OF DIRECTORS.

      (4) Notice of a meeting setting forth the proposed amendment or a summary of the changes to be effected by the proposed amendment shall be given to each shareholder of record entitled to vote on the proposed amendment within the time and in the manner provided in this act for giving notice of meetings of shareholders.

      (5) At the meeting, a vote of shareholders entitled to vote shall be taken on the proposed amendment. [The] A proposed amendment [shall be] IS adopted [upon receiving] IF IT RECEIVES the affirmative vote of a majority of the outstanding shares entitled to vote on the proposed amendment and, in addition, if any class or series of shares is entitled to vote on the proposed amendment as a class, the affirmative vote of a majority of the outstanding shares of each [such] class or series ENTITLED TO VOTE. The voting requirements of this section are subject to greater requirements as prescribed by this act for specific amendments[,] or as [may be provided by] REQUIRED IN the articles of incorporation.

      (6) [Any] THE SHAREHOLDERS MAY ACT ON ANY number of amendments [may be acted upon at 1] AT A meeting.

      (7) Upon adoption, a certificate of amendment shall be filed as provided in section 631.

      Sec. 791. (1) As used in this chapter, "control share acquisition" means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares.

      (2) For purposes of this section, shares or the power to direct the exercise of voting power acquired within a 90-day period, or shares or the power to direct the exercise of voting power acquired pursuant to a plan to make a control share acquisition, are considered to have been acquired in the same acquisition.

      (3) For purposes of this section, a person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this chapter has voting power only of shares in respect of which that person would be able to exercise or direct the exercise of votes without further instruction from others.

      (4) For purposes of this section, the acquisition of any shares of an issuing public corporation does not constitute a control share acquisition if the acquisition is consummated in any of the following circumstances:

      (a) Before January 1, 1988.

      (b) Pursuant to a contract existing before January 1, 1988.

      (c) By gift, testamentary disposition, marital settlement, descent and distribution, or otherwise without consideration.

      (d) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this chapter.

      (e) Pursuant to a merger or share exchange effected in compliance with sections 701 to 735 if the issuing public corporation is a party to the agreement of merger or share exchange.

      (f) By a governmental official acting in an official or fiduciary capacity.

      (5) For purposes of this section, the acquisition of shares of an issuing public corporation in good faith and not for the purpose of circumventing this chapter by any person whose voting rights previously had been authorized by shareholders in compliance with this chapter, or whose previous acquisition of shares of an issuing public corporation would have constituted a control share acquisition but for subsection (4), does not constitute a control share acquisition, unless the acquisition entitles a person, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of voting power of the corporation in the election of directors in excess of the range of the voting power which the acquiring person was entitled to exercise or direct prior to [such] THE acquisition.

      (6) FOR PURPOSES OF THIS SECTION, THE FORMATION OF A GROUP, BEFORE OR AFTER THE DATE OF THE AMENDATORY ACT THAT ADDED THIS SUBSECTION, DOES NOT CONSTITUTE A CONTROL SHARE ACQUISITION OF SHARES OF AN ISSUING PUBLIC CORPORATION HELD BY MEMBERS OF THE GROUP.

      Sec. 798. (1) Control shares acquired in a control share acquisition have the same voting rights as were accorded the shares before the control share acquisition only to the extent granted by resolution approved by the shareholders OR DIRECTORS of the issuing public corporation.

      (2) To be approved BY THE SHAREHOLDERS under [this section, the] SUBSECTION (1), A resolution shall be approved by [both] ALL of the following:

      (a) A majority of the votes cast by the [holders of shares] SHAREHOLDERS entitled to vote [thereon, and if the] ON THE

RESOLUTION.

      (B) IF A proposed control share acquisition would, if fully carried out, result in any action [which] THAT would require a vote as class or series, by a majority of the votes cast by the [holders of shares] SHAREHOLDERS of [each such] THAT class or series.[entitled to vote thereon.]

      (C) [(b)] A majority of the votes cast by the [holders of shares] SHAREHOLDERS entitled to vote and a majority of the votes cast by the [holders of shares] SHAREHOLDERS of each class or series entitled to vote as a class or series, excluding all interested shares.

                                                                       Exhibit B



                             SUPPORTING MEMORANDUM

                              PROPOSED AMENDMENTS
                       MICHIGAN BUSINESS CORPORATION ACT
                                    MAY 2003


     The Michigan Business Corporation Act has several provisions that provide protection to Michigan corporations and their shareholders facing hostile takeover bids. Chapters 7A and 7B of the Act allow the board of directors to consider whether a proposal to acquire shares from the public is in the best interests of the corporation and all of its shareholders. To provide stability, the Act permits a classified board of directors under which only one third of the board is elected in each year. In 2001, the legislature clarified the Act to expressly permit "poison pill" shareholder rights plans that give the board of directors an opportunity to resist takeovers and explore alternatives.

     Despite these provisions, Michigan corporations remain vulnerable to takeover tactics in several areas. Hostile tender offers now often are combined with proxy solicitations seeking to rapidly change the composition of the board of directors so that defenses can be removed, or to amend the corporate charter. Delaware law restricts removal of directors on classified boards and charter amendments without prior board approval. Even one of the protective statutes, the chapter 7B control share act, is being used by a raider as an offensive weapon in a takeover contest. The proposed amendments correct these vulnerabilities of Michigan public corporations.

     Senate Bill 218 addressed these problems in four sections, the main two of which followed the Delaware statute. Because of questions raised concerning Senate Bill 218 and a recent court decision, the proposed amendments have been revised and clarified.

     In summary, the revised proposal provides:

     1. SEC. 506(2). Senate Bill 218 restricted changes to classified board provisions. Objectors argued that the protection was not in the Delaware statute and might limit shareholder rights. The amendment is deleted in the revised proposal.

     2. SEC. 511(1). REMOVAL OF DIRECTORS. This amendment provides that directors on a classified board may only be removed for cause. This change follows Delaware law.

     3. SEC. 611(4). AMENDMENT OF ARTICLES OF INCORPORATION. This amendment provides that, for corporations with publicly traded securities, a proposed amendment to the articles of incorporation must be approved by both the shareholders and the directors. This change follows Delaware law for publicly traded corporations. The statutory language has been revised to make clear that shareholder approval remains necessary even if board approval is obtained.

     4. CONTROL SHARE ACT.

        a. SEC. 791(6). This amendment corrects the decision of the district court that the mere agreement of shareholders to act together to oppose a tender offer causes the loss of their voting rights.

        b. SEC. 798. This amendment provides that a board of directors may restore voting rights lost in a control share acquisition.

     Delaware does not have a control share act so there is no corresponding problem in that state. This change allows a cure of inadvertent triggering of the control share act that causes a loss of voting rights that was not intended by the control share act. The directors of a target corporation would still have the fiduciary duty to consider the best interests of the corporation and all of its shareholders in approving restoration of voting rights. Shareholders would continue to have their existing right to approve voting rights. To meet objections, the proposal has been amended to delete a subsection that required that only continuing directors could vote to restore voting rights.

     In the pending Simon Properties attempt to take over Taubman Centers, Simon has claimed several "control share acquisitions" under different theories in an attempt to sterilize the votes of the opposition. In such situations, the proposed amendments reverse the unprecedented defensive of "group" interpretation of the federal district court and also would allow the board of directors to act without the expense, disruption and delay of a shareholder meeting of a public company when such perverse theories are proposed by the raider to gain a tactical advantage.

                                                                    EXHIBIT C



Business/Financial Desk; SECTC
MICHIGAN LEGISLATION WOULD AID MALL OWNER

By ANDREW ROSS SORKIN
413 words
28 May 2003
The New York Times
Late Edition - Final
5
English
(c) 2003 New York Times Company

The takeover battle for A. Alfred Taubman's shopping mall empire took another twist yesterday when a bill was introduced in the Michigan Legislature that, if enacted, would effectively void a recent federal court decision and allow the Taubman family to block a hostile offer.

The measure, proposed by Representative Bill Huizenga, a Republican from Zeeland, would help the Taubman family in its effort to thwart a $1.74 billion hostile takeover of Taubman Centers by the Simon Property Group, the nation's largest mall owner, and Westfield America.

A federal judge ruled this month that Robert Taubman, Mr. Taubman's son and the chairman and chief executive of Taubman Centers, based in Bloomfield, Mich., violated a Michigan law in November by establishing a formal shareholder group to block Simon Property's offer without first receiving approval from other shareholders.

The judge disqualified the family from voting any of its shares. The law, the Michigan Control Share Acquisitions Act, was created to protect Michigan companies from corporate raiders.

The judge's decision, which has been suspended pending appeal, would be deemed moot if Representative Huizenga's bill were passed and signed into law. The proposal to protect Taubman Centers from a takeover is the second such effort this year; a similar proposal was made in the Michigan Senate and later withdrawn after protests that the legislation hurt shareholders.

Mr. Huizenga's bill is expected to be reviewed by the House's judiciary or commerce committee as early as next week.

Taubman Centers played a role in lobbying for and drafting the bill. Mr. Huizenga met with Robert Taubman, and Taubman Centers' lawyers drafted a memorandum intended to provide supporting arguments for the legislation.

In an interview with The Detroit Free Press, Mr. Huizenga suggested that the bill was being introduced, in part, to overrule the court's decision and to benefit Taubman Centers. "I want to make sure it doesn't happen in the future, and if it also helps them, I'm O.K. with that, too," he said, according to the newspaper.

"The proposed amendments," according to the memorandum that was written in support of the legislation by Taubman Centers' lawyers, "would allow the board of directors to act without the expense, disruption and delay of a shareholder meeting of a public company when such perverse theories are proposed by the raider to gain a tactical advantage."